Exhibit 10.74.2

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omissions.

Agreement on termination of the Agreement No. C-48-0075/08 of 15 January 2008.

Moscow	01 July 2008

Limited liability company “Industrial and Financial company”, hereinafter referred to as  the “Contractor”,in the person of its General Director Iskenderov S.N., acting on the basis of the Charter, on the one side, and

Closed joint-stock company “Set televissionnykh stantsiy”, hereinafter referred to as the “Customer”,in the person of its Chief Executive Officer Shklyar Y.B., acting on the basis of the Power of Attorney No. 167 of 01.02.2006 , on the other side, collectively referred to as the “Parties”, have concluded this  Agreement  as to the following:

1.  The Parties acting on the basis of  clause 11.2 of the Agreement No.C-48-0075/08 of  15 January 2008  (hereinafter – the “Agreement”) agreed to terminate the Agreement from 01 July 2008.

2.  In connection with termination of the Agreement the Contractor undertakes to return to the Customer the advance payment made by the Customer in accordance with para..3.1. of the Agreement in the amount of 11 045 338,22 (Eleven million forty five thousand three hundred thirty eight  22/100) Rubles including VAT (18%) – 1 684 882,10 Rubles.

3. The payment hereunder is to be effected within 30 (thirty) calendar days from the moment of its signing.  The payment shall be effected either by separate tranches or by a single payment. The date of writing off  of  the amounts from the Contractor’s settlement account is considered as the date of payment.

4. The Parties have no claims towards each other in respect of  execution of the Agreement as of the date hereof and admit that all the issues relating to execution of the Agreement and its termination are settled to the fullest extent.

5.  All disputes and differences which may arise out of or in connection with this Agreement shall be settled by the Parties by way of negotiations. Should the Parties fail to settle these disputes or differences by way of negotiations, a case is to be submitted for settlement to the Arbitration court of the city of Moscow in accordance with the procedure provided for by the current legislation of the Russian Federation.

6. This Agreement is made up and signed in 2 (two) originals in the Russian language, one original for either for the Parties.

Signatures of the Parties:

Lessor	Lessee
Limited liability company “Industrial and Financial company”	Closed joint-stock company “Set televissionnykh stantsiy”

Address: 121609, Moscow, Rublevskoe	Address: 123298, Moscow, 3 Khoroshevskaya

shosse, h.28	street, 2
[**]	TIN [**], KPP [**]
p/c - Settlement Account No. [**]	P/c - Settlement Account No. [**]
Kievskoe OSB No. 5278 “Sberbank Rossii	In OAO “Alfa-Bank” Moscow
OAO”	Correspondent Account No. [**]
Correspondent Account No. [**]	Moscow GTY Bank Rossii
[**]	[**]

/ Iskenderov S.N./	[**]
[**]

/ Shklyar Y.B./